Exhibit 3.12
LIMITED LIABILITY COMPANY AGREEMENT
OF
HARWOOD INSURANCE SERVICES, LLC
a California Limited Liability Company
     This LIMITED LIABILITY COMPANY AGREEMENT OF HARWOOD INSURANCE SERVICES, LLC (this “Agreement”), dated as of December 3, 2002, is adopted, executed and agreed to by the sole Member (as defined below).
     1. Formation. Harwood Insurance Services, LLC (the “Company”) has been formed as a California limited liability company under and pursuant to the California Limited Liability Company Act (the “Act”).
     2. Term. The Company shall have perpetual existence, unless earlier dissolved pursuant to the provisions of this Agreement.
     3. Purposes. The purposes of the Company are to carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Act.
     4. Sole Member. Centex Home Equity Company, LLC, a Delaware limited liability company, shall be the sole member of the Company (the “Member”).
     5. Contributions. Without creating any rights in favor of any third party, the Member may, from time to time, make contributions of cash or property to the capital of the Company, but shall have no obligation to do so.
     6. Distributions. The Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company and (b) to enjoy all other rights, benefits and interests in the Company.
     7. Management The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of the Member; and the Member shall make all decisions and take all lawful actions for the Company.
     8. Dissolution. The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Member may elect. No other event will cause the Company to dissolve, except as provided by the Articles of Organization of the Company.

     9. Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA (EXCLUDING ITS CONFLICT-OF-LAWS RULES).

By:	CENTEX HOME EQUITY COMPANY, LLC its sole Member

By:	/s/ Anthony H. Barone
Anthony H. Barone
President and Chief Executive Officer